Exhibit 10.1

PRESS RELEASE

Magic Software Breaks Performance Records with Q3 Revenue of $30 Million and Net Income of $4 Million, an Increase of 60% Year over Year

Company Reports Double-Digit Overall Growth for the Eighth Consecutive Quarter

Or Yehuda, Israel, November 2, 2011 – Magic Software Enterprises Ltd. (NASDAQ: MGIC), a global provider of mobile and cloud-enabled application and business integration platforms, today announced its financial results for the third quarter of 2011.

Financial Highlights for the Third Quarter and Nine-Month Period Ended September 30, 2011

•	Third-quarter revenues increased 34% to $30 million compared to $22.4 million in the same period last year.

•	Operating income for the third quarter increased 60% to $4 million, compared to $2.5 million in the same period last year.

•	Net income for the third quarter increased 60% to $4 million compared to $2.5 million in the same period last year.

•	Revenues for the nine-month period ended September 30, 2011 increased 30% to $82.8 million compared to $63.6 million in the same period last year.

•	Operating income for the nine-month period ended September 30, 2011 increased 67% to $10.5 million compared to $6.3 million in the same period last year.

•	Net income for the nine-month period ended September 30, 2011 increased 70% to $10.7 million compared to $6.3 million in the same period last year.

•	Operating cash flow for the nine-month period ended September 30, 2011 totaled $9 million.

•	Total cash and cash equivalents, short-term bank deposits, and short-term investments in marketable securities as of September 30, 2011 amounted to $46.6 million.

Results

For the third quarter ended September 30, 2011, total revenues were $30 million, with net income of $4 million, or $0.11 per fully diluted share. This compares with revenues of $22.4 million and net income of $2.5 million, or $0.08 per fully diluted share, for the same period last year.

Operating income for the third quarter ended September 30, 2011, was $4 million, or $0.11 per fully diluted share. This compares to operating income of $2.5 million, or $0.08 per fully diluted share, for the same period a year ago.

For the nine month-period ended September 30, 2011, total revenues were $82.8 million, with net income of $10.7 million, or $0.29 per fully diluted share. This compares with revenues of $63.6 million and net income of $6.3 million, or $0.19 per fully diluted share, for the same period last year.

Operating income for the nine-month period ended September 30, 2011, was $10.5 million, or $0.28 per fully diluted share. This compares to operating income of $6.3 million, or $0.19 per fully diluted share, for the same period a year ago.

Comments of Management

Commenting on the results, Guy Bernstein, Chief Executive Officer of Magic Software, said: “These excellent results demonstrate that Magic Software is going from strength to strength, achieving double-digit overall growth for the eighth consecutive quarter, with impressive performance in all our regions.”

“Moving forward, we expect to see significant customer adoption of our expanded mobile offering and cloud-based application platform, both of which deliver technologies that are central to many enterprises’ IT strategy. We will also continue to make strategic technology acquisitions, such as the recently announced purchase of BluePhoenix's AppBuilder activity, that will strengthen our position as a global provider of application development platforms,” concluded Mr. Bernstein.

Non-GAAP Financial Measures

This release includes non-GAAP operating income, net income, basic and diluted earnings per share and other non-GAAP financial measures. These non-GAAP measures exclude the following items:

•	Amortization of purchased intangible assets

•	In-process research and development capitalization and amortization and

•	Equity-based compensation expense

Magic Software’s management believes that the presentation of non-GAAP measures provides useful information to investors and management regarding financial and business trends relating to the Company’s financial condition and results of operations as well as the net amount of cash generated by its business operations after taking into account capital spending required to maintain or expand the business.

These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Magic Software believes that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with Magic Software’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Magic Software’s results of operations in conjunction with the corresponding GAAP measures.

Refer to the Reconciliation of Selected Financial Metrics from GAAP to Non-GAAP tables below.

About Magic Software

Magic Software Enterprises Ltd. (NASDAQ: MGIC) is a global provider of mobile and cloud-enabled application and business integration platforms.

For more information, visit www.magicsoftware.com

For the latest detailed investor information, visit our new Investor Relations web page.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product conditions, both here and abroad, release and sales of new products by strategic resellers and customers, and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.

Press contact:

Tania Amar
Magic Software Enterprises
Tel: +972 (0)3 538 9300
Email: tania@magicsoftware.com

MAGIC SOFTWARE ENTERPRISES LTD.
CONSOLIDATED STATEMENTS OF INCOME
U.S. dollars in thousands (except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
	Unaudited		Unaudited
Revenues	29,977	22,372	82,845	63,551
Cost of Revenues	17,816	13,191	49,290	37,104
Gross profit	12,161	9,181	33,555	26,447
Research and development, net	758	526	1,578	1,566
Selling, marketing and general and
administrative expenses	7,396	6,151	21,436	18,555
Total operating costs and expenses	8,154	6,677	23,014	20,121
Operating income	4,007	2,504	10,541	6,326
Financial income (expenses), net	60	32	311	(284)
Other income, net	19	68	92	148
Income before taxes on income	4,086	2,604	10,944	6,190
Taxes on income	24	66	67	(102)
Net income	4,062	2,538	10,877	6,292
Net income attributable to non-controlling interests	(43)	-	(198)	-
Net income attributable to Magic Shareholders	4,019	2,538	10,679	6,292

Net earnings per share attributable to
Magic :
Basic	0.11	0.08	0.29	0.20
Diluted	0.11	0.08	0.29	0.19

Weighted average number of shares used in
computing net earnings per share attributable to
Magic:

Basic	36,339	32,056	36,241	31,993

Diluted	36,954	32,596	37,058	32,485

MAGIC SOFTWARE ENTERPRISES LTD.
RECONCILIATION BETWEEN GAAP AND NON-GAAP
STATEMENTS OF INCOME FOR COMPARATIVE PURPOSES
U.S. dollars in thousands (except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
	Unaudited		Unaudited

GAAP operating income	4,007	2,504	10,541	6,326
Amortization of capitalized software and
other intangible assets	1,066	759	2,829	2,716
Capitalization of software development	(1,253)	(783)	(3,846)	(2,350)
Stock-based compensation	139	106	447	165
Total adjustments to GAAP	(48)	82	(570)	531
Non-GAAP operating income	3,959	2,586	9,971	6,857

GAAP Net income attributable
to Magic Shareholders	4,019	2,538	10,679	6,292
Total adjustments to GAAP as above	(48)	82	(570)	531
Non-GAAP net income	3,971	2,620	10,109	6,823

Non-GAAP basic net earnings per share
attributable to Magic	0.11	0.08	0.28	0.21
Weighted average number of shares used in
computing basic net earnings per share	36,339	32,056	36,241	31,993

Non-GAAP diluted net earnings per share
attributable to Magic	0.11	0.08	0.27	0.21
Weighted average number of shares used in
computing diluted net earnings per share	37,046	32,647	37,155	32,533

MAGIC SOFTWARE ENTERPRISES LTD.
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	September 30,	December 31,
	2011	2010
	(Unaudited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	35,139	43,661
Short-term bank deposits	9,800	24
Available-for-sale marketable securities	1,612	2,857
Trade receivables, net	21,813	17,801
Other accounts receivable and prepaid expenses	3,716	4,029
Total current assets	72,080	68,372

LONG-TERM RECEIVABLES:
Severance pay fund	344	325
Other long-term receivables	3,587	2,141
Total other long-term receivables	3,931	2,466

PROPERTY AND EQUIPMENT, NET	2,083	1,827
IDENTIFIABLE INTANGIBLE ASSETS AND
GOODWILL, NET	49,571	39,285

TOTAL ASSETS	127,665	111,950

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short-term credit and current maturities
of long term loans	50	9
Trade payables	3,703	2,994
Accrued expenses and other accounts payable	15,776	15,028
Deferred revenues	4,320	1,526
Total current liabilities	23,849	19,557

NON-CURRENT LIABILITIES:
Long-term loans	9	2
Liability due to acquisition activities	1,338	2,990
Accrued severance pay	704	536
Total non-current liabilities	2,051	3,528

EQUITY
Magic Shareholders' equity	100,664	88,865
Non-controlling interests	1,101	-
Total equity	101,765	88,865

TOTAL LIABILITIES AND EQUITY	127,665	111,950